Exhibit 99.1

For Immediate Release March 31, 2004	www.fairchildsemi.com

Corporate Communications:
Fran Harrison 207-775-8362 fran.harrison@fairchildsemi.com

Public Relations Firm:
Barb Ewen CHEN PR 781-466-8282 bewen@chenpr.com

NEWS RELEASE

Fairchild Semiconductor Expands Board of Directors

•	Robert F. Friel, CFO of PerkinElmer, Inc., and Bryan R. Roub, CFO of Harris Corporation, Join Board

South Portland, Maine – Fairchild Semiconductor International (NYSE: FCS), the leading global supplier of high performance products that optimize power, today announced the election of Robert F. Friel and Bryan R. Roub to the company’s Board of Directors and Audit Committee.

Friel currently serves as the senior vice president and CFO of PerkinElmer, Inc. (NYSE: PKI), a $1.5 billion provider of products and services in health sciences and other advanced technology markets that require innovation, precision and reliability. With 10,000 employees operating in 125 countries, PerkinElmer focuses on three businesses: Optoelectronics; Life and Analytical Sciences; and Fluid Sciences. Friel joined PerkinElmer in 1999. During the last five years the company more than doubled in value while transforming 80% of its revenue and evolving into a global technology company through more than 25 acquisitions and divestitures. Friel previously worked for nineteen years for Allied Signal, Inc., now Honeywell International, progressing through a series of financial management positions, most recently as corporate treasurer. He began his career at the Franklin Mint Corporation. Friel holds a bachelor’s degree in economics from Lafayette College and a master’s degree in taxation from Farleigh Dickinson University.

Roub is the senior vice president and CFO of Harris Corporation (NYSE: HRS), a $2.1 billion international communications equipment and systems company focused on providing assured communications™ solutions for government and commercial customers in more than 150 countries. The company’s five operating divisions serve markets for government, communications, tactical radio, broadcast, microwave, and network support. Roub joined Harris in 1984 as senior vice president, finance. He was previously executive vice president, finance for Midland-Ross Corporation, where he held a number of increasingly responsible financial management positions. He also served as a member of the audit staff of Ernst & Ernst. Roub is a recent past chairman of the Financial Executives International (FEI), a member of Financial Council I of the Manufacturers Alliance, and a member of the American Institute of CPAs. He holds a bachelor’s degree in accounting from Ohio State University, and an MBA from the Wharton School of the University of Pennsylvania.

Fairchild’s Board has determined that both Friel and Roub are independent under current New York Stock Exchange listing standards and are “audit committee financial experts” under the rules of the Securities and Exchange Commission.

“The addition of Robert Friel and Bryan Roub to our Board will provide perspectives supported by an immeasurable degree of financial expertise and relevant experience in international business. In seven years we have evolved Fairchild Semiconductor into the leading global supplier of high performance products to manage power, and we now generate more than 70% of our revenues outside the United States. Robert and Bryan will bring key strengths to our Board as we strive to grow Fairchild to the next level,” said Kirk Pond, Fairchild’s president, CEO and chairman of the Board. “We look forward to Rob’s and Bryan’s invaluable participation as we expand Fairchild’s position as The Power Franchise® in a power management segment estimated by iSuppli to grow to approximately $25 billion annually by 2007, a compound annual growth rate of 12% between 2002 and 2007.”

About Fairchild Semiconductor:

Fairchild Semiconductor (NYSE: FCS) is a leading global supplier of high performance products for multiple end markets. With a focus on developing leading edge power and interface solutions to enable the electronics of today and tomorrow, Fairchild’s components are used in computing, communications, consumer, industrial and automotive applications. Fairchild’s 10,000 employees design, manufacture and market power, analog & mixed signal, interface, logic, and optoelectronics products from its headquarters in South Portland, Maine, USA and numerous locations around the world. Please contact us on the web at www.fairchildsemi.com.

Special Note on Forward-Looking Statements:

The press release contains forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks; availability of manufacturing capacity; availability of raw materials; competitors’ actions; loss of key customers; order cancellations or reduced bookings; changes in manufacturing yields or output; and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

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